Exhibit 99

Farmers & Merchants Bancorp (OTCQX: FMCB)
Announces Increase in the Year-End Cash Dividend

The Board of Directors of Farmers & Merchants Bancorp (OTCQX: FMCB), a bank holding company headquartered in Lodi, California, declared a year-end cash dividend of $8.30 per share, an increase of 6.41% over the cash dividend declared in November of 2021. The cash dividend will be payable on January 3, 2023 to shareholders of record as of December 7, 2022.  Total cash dividends declared in 2022 increased 5.56% to $16.15 per share compared with $15.30 declared in 2021. Based upon trailing twelve months net income of $90.70 per share, this represents a payout ratio of 18%.  In addition, the Board of Directors made the decision to fulfill the Company’s $20 million repurchase plan in order to better optimize the Company’s capital structure. In the first nine months of 2022, the Company repurchased and retired 18,824 shares, or approximately 2.38% of outstanding shares at December 31, 2021.  During the third quarter alone, the Company repurchased and retired 6,368 shares.

Kent A. Steinwert, Chairman, President and Chief Executive Officer stated, “We are pleased that Farmers & Merchants Bancorp’s record third quarter and year-to-date 2022 financial performance allowed us to increase the year-end cash dividend while maintaining a strong capital position”.

Farmers & Merchants Bancorp earned record net income of $19.5 million and $55.0 million for the three and nine months ended September 30, 2022, respectively.  This represents an increase of 11.6% and 9.3% over the same respective periods a year earlier.  Earnings per common share were $25.20 and $70.47 for the three and nine months ended September 30, 2022, respectively.  This represents an increase of 13.7% and 10.5% over the same respective periods a year earlier.

The Company’s net income over the trailing twelve months was $71.0 million, or $90.70 per share, compared with $65.9 million, or $83.32 per share, for the same trailing twelve months a year ago.

Return on average assets was 1.45%, and 1.37% for the three and nine months ended September 30, 2022, respectively.  Return on average equity was 16.64% and 15.75% for the same respective periods.

Total assets grew by $364 million, or 7.1%, to $5.5 billion at September 30, 2022 compared with $5.1 billion for the same period a year ago.  Asset quality and liquidity remained strong at the end of the third quarter 2022.  The Company held $1.9 billion in cash and investment securities; grew its allowance for credit losses to $63.6 million, or 1.91% of total loans held for investment at September 30, 2022; while total non-performing loans and leases were $411,000 and delinquent loans to total loans were 0.02%.

The Company’s tier 1 leverage capital ratio was 9.12% at September 30, 2022, and the total capital ratio was 13.32%, resulting in the highest possible regulatory classification of “well capitalized”.

About Farmers & Merchants Bancorp
Farmers & Merchants Bancorp, trades on the OTCQX under the symbol FMCB, is the parent company of Farmers & Merchants Bank of Central California, also known as F&M Bank.   Founded in 1916, F&M Bank is a locally owned and operated community bank, which proudly serves California through 32 convenient locations. F&M Bank is financially strong, with $5.5 billion in assets, and is consistently recognized as one of the nation's safest banks by national bank rating firms.

F&M Bank is the 11th largest bank lender to agriculture in the United States, and the largest community bank lender to agriculture west of the Rocky Mountains. F&M Bank operates in the mid-Central Valley of California including, Sacramento, San Joaquin, Solano, Stanislaus, and Merced counties and the east region of the San Francisco Bay Area, including Alameda, Napa and Contra Costa counties.

F&M Bank offers a full complement of loan, deposit, equipment leasing and treasury management products to businesses, as well as a full suite of consumer banking products. The FDIC awarded F&M Bank the highest possible rating of "Outstanding" in their most recent CRA evaluation.

F&M Bank has recently been named the “Best Community Bank in California” by Newsweek magazine. Newsweek’s ranking recognizes those financial institutions that best serve their customers’ needs in each state.  This recognition speaks to the superior customer service the F&M Bank team members provide to its clients.

F&M Bank was inducted into the National Agriculture Science Center’s “Ag Hall of Fame” at the end of 2021 for providing resources, financial advice, guidance, and support to the agribusiness communities as well as to students in the next generation of the agribusiness workforce.  F&M Bank is dedicated to helping California remain the premier agricultural region in the world and will continue to work with the next generation of farmers, ranchers, and processors. F&M Bank remains committed to servicing the needs of agribusiness in California as has been the case since its founding 106 years ago.

Farmers & Merchants Bancorp has paid dividends for 87 consecutive years and has increased dividends for 57 consecutive years. As a result, Farmers & Merchants Bancorp is member of a select group of only 45 publicly traded companies referred to as “Dividend Kings”. Additionally, the Bank has maintained a 5-Star rating from BauerFinancial for 30 consecutive years, longer than any other commercial bank in the State of California.

Forward-Looking Statements
This press release may contain certain forward-looking statements that are based on management's current expectations regarding the Company’s financial performance.    Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements in this press release include, without limitation, statements regarding loan and deposit production (including any growth representations), balance sheet management, levels of net interest margin, the ability to control costs and expenses, interest rate changes, the competitive environment, financial and regulatory policies of the United States government, the COVID-19 pandemic, water management issues in California and general economic conditions, natural disasters, general economic conditions, economic uncertainty in the United States, changes in interest rates, deposit flows, real estate values, costs or effects of acquisitions, competition, changes in accounting principles, policies or guidelines, legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors (including external fraud and cybersecurity threats) affecting the Company's operations, pricing, products and services. These and other important factors are detailed in the Company’s Form 10-K, Form 10-Qs, and various other securities law filings made periodically by the Company, copies of which are available from the Company’s website.  The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by law.